Exhibit 99.1

Press Release

CONTACT:

Jarrod Langhans

Investor Relations

Tel: (813) 313-1732

Investorrelations@cott.com

COTT PRICES OFFER OF $625 MILLION OF SENIOR NOTES

TORONTO, ON and TAMPA, FL – December 4, 2014 – Cott Corporation (NYSE:COT; TSX:BCB) announced today that its wholly owned subsidiary, Cott Beverages Inc. (“Cott Beverages “), priced a private placement offering of $625 million in aggregate principal amount of senior notes (the “Notes”). The Notes will mature on January 1, 2020 and interest on the Notes will accrue and be payable semi-annually in arrears commencing July 1, 2015 at the rate of 6.75% per annum. The Notes will yield gross proceeds to Cott Beverages of approximately $625 million.

Cott Beverages expects to use the net proceeds from the offering to fund a portion of the purchase price and related fees and expenses for the previously announced and pending acquisition of DSS Group, Inc. (the “DSS Acquisition”). The offering of the Notes is expected to close concurrently with, and will be conditioned on, the closing of the DSS Acquisition. Cott intends to finance the remaining portion of the DSS Acquisition through a draw-down on its asset based lending facility as well as a private offering of preferred shares to current investors of DSS Group, Inc.

The settlement of the Notes is expected to occur on December 12, 2014 and is subject to customary closing conditions.

This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any securities.

The Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

Safe Harbor Statements

This press release contains forward-looking statements within the meaning of the Securities Act (Ontario) Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding the offering of the Notes, the principal amount and maturity date of such notes, any possible completion of the offering of such notes and our use of the net proceeds from the offering of such notes. Forward-looking statements involve inherent risks and uncertainties and Cott cautions you that a number of important factors could cause actual results to differ materially from those contained in any such forward-looking

Press Release

statement. The forward-looking statements are based on assumptions regarding management’s current plans and estimates. Management believes these assumptions to be reasonable but there is no assurance that they will prove to be accurate. Factors that could cause actual results to differ materially from those described in this press release include those risks and uncertainties indicated from time to time in Cott’s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date hereof. Readers are urged to carefully review and consider the various disclosures, including but not limited to risk factors contained in Cott’s Annual Report on Form 10-K and its quarterly reports on Form 10-Q, as well as other periodic reports filed with the securities commissions. Cott does not undertake to update or revise any of these statements in light of new information or future events, except as expressly required by applicable law.

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